Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2013, except for the earnings per share data described in Note 16 as to which the date is August 2, 2013, and except for the effects of the stock split as described in Note 1 as to which the date is October 25, 2013, relating to the financial statements of Houghton Mifflin Harcourt Company, formerly known as HMH Holdings (Delaware), Inc., which appears in Amendment No. 5 to the Registration Statement on Form S-1 (No. 333-190356) filed on November 1, 2013.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 19, 2013